EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      ANN TAYLOR ANNOUNCES CONSUMMATION OF
                           $100 MILLION FINANCING AND
                     REDEMPTION OF 8-3/4% SUBORDINATED NOTES

      New York, New York, June 21, 1999 - AnnTaylor  Stores  Corporation  (NYSE:
ANN) announced today that it had completed the sale of a new issue of deep discount convertible subordinated debentures due 2019 ("Convertible Debentures"). The net proceeds of the sale are being used in connection with the redemption of the $100,000,000 outstanding 8-3/4% Subordinated Notes due 2000 (the "8-3/4% Notes") issued by the Company's wholly owned subsidiary AnnTaylor, Inc.

      The Convertible Debentures were sold for an issue price of $552.56 per $1,000 principal amount of Debenture, and have an aggregate principal amount at maturity of $180,975,000. Cash interest is payable on the principal amount at the rate of 0.55% per annum. This interest rate and the accrual of original issue discount represent a yield to maturity of 3.75%. The Convertible
Debentures are convertible at the option of the holders thereof into 12.078 shares of the Company's common stock per $1,000 face amount of Debenture (equivalent to $45.75 per share of common stock). The Company's obligations with respect to the Convertible Debentures are guaranteed on a subordinated basis by AnnTaylor, Inc.

     Simultaneously with the closing of the sale of the Convertible Debentures, AnnTaylor, Inc. instructed the trustee under the Indenture relating to the 8-3/4% Notes to issue a notice of redemption for all of the outstanding 8-3/4% Notes, at a redemption price of 101.375% of principal amount, plus accrued unpaid interest to the redemption date, and deposited with the trustee funds sufficient for the satisfaction and discharge of AnnTaylor, Inc.'s obligations under the Indenture. The redemption date for the 8-3/4% Notes will be July 22, 1999.

      The Convertible Debentures are not registered or required to be registered under the Securities Act of 1933 (the "Securities Act") and were sold in the United States in a private placement under Rule 144A under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 384 stores in 42 states and the District of Columbia.

                                       o o o

Contacts:    Investor Relations:                Media Relations:
             Barry Erdos                        Jill Golden
             EVP - Chief Financial Officer      Vice President - Communications
             (212) 541-3318                     (212) 541-3269